SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

The Hockey Company

(Exact name of registrant as specified in its charter)

April 7, 2004

Date of Report (Date of earliest event reported)

Delaware	0-19596	13-36-32297
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Boulevard de Maisonneuve West, Suite 800, Montreal, Quebec, Canada		H3Z 3C1
(Address of principal executive offices)		(Zip Code)

(514) 932-1118

(Registrant’s telephone number, including area code)

ITEM 1(b).             Changes in Control of Registrant

On April 7, 2004, The Hockey Company Holdings Inc. (“Holdings”), the parent of The Hockey Company (the “Company”), and Reebok International Ltd. (“Reebok”) entered into a Support Agreement (the “Support Agreement”), pursuant to which Holdings has agreed, among other things, to recommend that the holders of Common Shares (as defined below) accept the offer (the “Offer”), which Reebok has agreed to make no later than April 28, 2004, to purchase all of the issued and outstanding common shares of Holdings, including common shares of Holdings issuable upon (i) the conversion or exchange, in accordance with their terms, of all non-voting exchangeable common stock, par value $0.01 per share (the “Exchangeable Shares”), of the Company, including Exchangeable Shares outstanding as of the date of the Support Agreement or issuable pursuant to the exercise of options, warrants or other rights to acquire Exchangeable Shares; and (ii) the exercise of stock options or other rights granted by Holdings to acquire common shares (collectively, the “Common Shares”).  Reebok has agreed to offer the holders of Common Shares cash consideration of CDN$21.25 per share for each Common Share held.  The Offer is conditioned upon certain events, including the valid deposit and non-withdrawal under the Offer of at least 66 2/3% (on a fully-diluted basis taking into account the Exchangeable Shares and all options, warrants or other rights exercisable for Common Shares or Exchangeable Shares) of the Common Shares.

In order to participate in the Offer, holders of the Exchangeable Shares of the Company will be permitted to conditionally exercise their exchange rights attaching to the Exchangeable Shares, which rights provide for the put to Holdings of such Exchangeable Shares in return for an equal number of Common Shares, and then tender such Common Shares into the Offer.  In accordance with the terms of the Exchangeable Shares, the exchange rights may be conditionally exercised by delivering to Holdings within the requisite amount of time prior to the expiration of the Offer a duly completed Put Request (as such term is defined in Exhibit A to the Amended and Restated Certificate of Incorporation of the Company).  The effectiveness of any such exercise of the exchange right shall be conditioned upon the satisfaction of all conditions to the closing of the Offer.

In addition, pursuant to the Support Agreement, Holdings has agreed that, as soon as practicable after certain conditions are met, including Reebok's acquisition of at least 66 2/3% (or such lower percentage, but in any event not 50% or lower than 50%) of the issued and outstanding Common Shares pursuant to the Offer, Holdings will effect the merger of a newly-formed, wholly owned subsidiary of Holdings with and into the Company (the "Merger"), without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL"). Pursuant to the Merger, each then outstanding Exchangeable Share which had not been conditionally exchanged and tendered into the Offer will be converted into the right to receive the same price per share, CDN$21.25 in cash, being offered by the Offeror in the Offer, subject to Section 262 of the DGCL regarding appraisal rights.

A circular describing the Offer and other materials constituting the Offer will be mailed no later than April 28, 2004 to each holder of record of Common Shares and Exchangeable Shares.

In connection with the Offer, simultaneously with the execution of the Support Agreement, Reebok entered into a Lock-up Agreement, dated April 7, 2004,

with certain principal holders of Exchangeable Shares and two executive officers of Holdings, pursuant to which such parties have agreed to conditionally exercise their exchange rights attaching to the Exchangeable Shares and tender the Common Shares that they hold into the Offer, subject to limited conditions.

Please see the press release attached as Exhibit 99.1 hereto for further details.

ITEM 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits. The following exhibits are filed with this report:

Exhibit Number	Description
99.1

Joint Press Release of The Hockey Company Holdings Inc. and Reebok International Ltd., dated April 8, 2004, regarding the execution of the Support Agreement and Reebok International Ltd.’s proposed tender offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOCKEY COMPANY

Date: April 8, 2004	By:	/s/ Matthew H. O’Toole
Name: Matthew H. O’Toole
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description	Page
99.1	Joint Press Release of The Hockey Company Holdings Inc. and Reebok International Ltd., dated April 8, 2004, regarding the execution of the Support Agreement and Reebok International Ltd.’s proposed tender offer.	6